Exhibit 99.1

Cancer Genetics Announces $5 Million Registered Direct Offering

Rutherford, NJ, May 20, 2016 — Cancer Genetics, Inc. (Nasdaq: CGIX) (“Cancer Genetics” or the “Company”), an emerging leader in DNA-based cancer diagnostics, today announced that it has entered into definitive agreements with healthcare focused institutional investors for an offering of shares of common stock with gross proceeds of approximately $5 million in a registered direct offering.

Concurrently in a private placement, for each share of common stock purchased by an investor, such investor will receive from the Company an unregistered warrant to purchase one-half of a share of common stock.  The warrants have an exercise price of $2.25 per share, will be exercisable six months from the date of issuance, and will expire five years from the initial exercise date.  The closing of the offering is expected to take place on or about May 25, 2016, subject to the satisfaction of customary closing conditions.

The Company’s Chairman purchased $700,000 of the securities at market price, $2.2025 per combination of shares and warrants.

Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, acted as the exclusive placement agent in connection with this offering.

Net proceeds from the offering are expected to be approximately $4,500,000.  Cancer Genetics intends to use the net proceeds from the offering for general corporate purposes.

The shares of common stock described above (but not the warrants or the shares of common stock underlying the warrants) are being offered pursuant to a shelf registration statement (File No. 333-196374).  Such shares of common stock may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

The warrants and the shares of common stock underlying the warrants to be issued in the offering have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock underlying the warrants may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein. There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such an offering, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The Company will file a prospectus supplement with the SEC relating to such shares of common stock, and following such filing, copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained at the SEC’s website at http://www.sec.gov, or from H.C. Wainwright & Co. by e-mailing placements@hcwco.com. The warrants and the shares of common stock underlying the warrants issued in the offering have not been registered under the Securities Act of 1933, as amended or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

About Cancer Genetics:

Cancer Genetics Inc. is an emerging leader in DNA-based cancer diagnostics, servicing some of the most prestigious medical institutions in the world. Our tests target cancers that are difficult to diagnose and predict treatment outcomes. These cancers include hematological, urogenital and HPV-associated cancers. We also offer a comprehensive range of non-proprietary oncology-focused tests and laboratory services that provide critical genomic information to healthcare professionals, as well as biopharma and biotech companies. Our state-of-the-art reference labs are focused entirely on maintaining clinical excellence and are both CLIA certified and CAP accredited and have licensure from several states including New York State. We have established strong research collaborations with major cancer centers such as Memorial Sloan-Kettering, The Cleveland Clinic, Mayo Clinic and the National Cancer Institute.

For more information, please visit or follow us:

Internet: www.cancergenetics.com

Twitter: @Cancer_Genetics

Facebook: www.facebook.com/CancerGenetics

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to Cancer Genetics Inc.’s expectations regarding the completion, timing, pricing and size of the offering described in this press release constitute forward-looking statements.

Any statements that are not historical fact (including, but not limited to, statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, risks of cancellation of customer contracts or discontinuance of trials, risks that anticipated benefits from acquisitions will not be realized, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, maintenance of intellectual property rights and other risks discussed in the Cancer Genetics, Inc. Form 10-K for the year ended December 31, 2015 and the Form 10-Q for the quarter ended March 31, 2016 along with other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics, Inc. disclaims any obligation to update these forward-looking statements.

Contact:

Panna Sharma

CEO & President

Cancer Genetics, Inc.

201-528-9200

panna.sharma@cgix.com